QuickLinks -- Click here to rapidly navigate through this document

Exhibit 11

OFFICEMAX INCORPORATED AND SUBSIDIARIES
Computation of Per Share Earnings

	Fiscal Year Ended
	December 29, 2007	December 30, 2006	December 31, 2005
	(thousands, except per-share amounts)
Basic
Income (loss) from continuing operations	$207,373	$99,054	$(41,212)
Preferred dividends	(3,961)	(4,037)	(4,378)

Basic income (loss) from continuing operations	203,412	95,017	(45,590)
Loss from discontinued operations	—	(7,333)	(32,550)

Basic income (loss)	$203,412	$87,684	$(78,140)

Average shares used to determine basic income (loss) per common share	75,274	73,142	78,745

Basic income (loss) per common share:
Continuing operations	$2.70	$1.30	$(0.58)
Discontinued operations	—	(0.10)	(0.41)

Basic income (loss) per common share	$2.70	$1.20	$(0.99)

Diluted
Basic income (loss) from continuing operations	$203,412	$95,017	$(45,590)
Supplemental ESOP contribution	—	—	—

Diluted income (loss) from continuing operations	203,412	95,017	(45,590)
Loss from discontinued operations	—	(7,333)	(32,550)

Diluted income (loss)	$203,412	$87,684	$(78,140)

Average shares used to determine basic income (loss) per common share	75,274	73,142	78,745
Restricted stock, stock options and other	1,100	571	—

Average shares used to determine diluted income (loss) per common share	76,374	73,713	78,745

Diluted income (loss) per common share:
Continuing operations	$2.66	$1.29	$(0.58)
Discontinued operations	—	(0.10)	(0.41)

Diluted income (loss) per common share	$2.66	$1.19	$(0.99)

QuickLinks

  Exhibit 11
OFFICEMAX INCORPORATED AND SUBSIDIARIES Computation of Per Share Earnings